                                                                      EXHIBIT 12

                         CONAGRA, INC. AND SUBSIDIARIES

            Computation of Ratios of Earnings to Fixed Charges and of
        Earnings to Combined Fixed Charges and Preferred Stock Dividends
                              (Dollars in millions)

                                                                                Fiscal Year Ended
                                                    -------------------------------------------------------------------------
                                                          1995           1996            1997            1998            1999
                                                    ----------     ----------      ----------      ----------      ----------
Fixed charges:
  Interest expense                                  $    326.3     $    365.5      $    353.1      $    368.9      $    368.3
  Capitalized interest                                     4.9            5.8            11.2            11.4             6.9
  Interest in cost of goods sold                          17.5           27.5            21.8            19.1            20.0
  One third of non-cancelable lease rent                  39.1           40.6            37.7            38.8            39.8
                                                    ----------     ----------      ----------      ----------      ----------

  Total fixed charges (A)                                387.8          439.4           423.8           438.2           435.0

  Add preferred stock dividends of the Company            39.3           14.6               -               -               -
                                                    ----------     ----------      ----------      ----------      ----------

  Total fixed charges and preferred stock
   dividends (B)                                    $    427.1     $    454.0      $    423.8      $    438.2      $    435.0
                                                    ----------     ----------      ----------      ----------      ----------
                                                    ----------     ----------      ----------      ----------      ----------

Earnings:
  Pretax income                                     $    848.3     $    435.5      $  1,044.0      $  1,041.0      $    682.3
  Adjusted for unconsolidated subsidiaries                10.6            2.3             (.4)            1.9            (0.8)
                                                    ----------     ----------      ----------      ----------      ----------

  Pretax income of the Company as a whole                858.9          437.8         1,043.6         1,042.9           681.5

  Add fixed charges                                      387.8          439.4           423.8           438.2           435.0
  Less capitalized interest                               (4.9)          (5.8)          (11.2)          (11.4)           (6.9)
                                                    ----------     ----------      ----------      ----------      ----------

  Earnings and fixed charges (C)                    $  1,241.8     $    871.4      $  1,456.2      $  1,469.7      $  1,109.6
                                                    ----------     ----------      ----------      ----------      ----------
                                                    ----------     ----------      ----------      ----------      ----------

  Ratio of earnings to fixed charges (C/A)                 3.2            2.0*            3.4             3.4             2.6**

  Ratio of earnings to combined fixed charges and
   preferred stock dividends (C/B)                         2.9            1.9*            3.4             3.4             2.6**


* In 1996, pretax income includes non-recurring charges of $507.8 million. Excluding the charges, the "ratio of earnings to fixed charges" and the "ratio of earnings to combined fixed charges and preferred stock dividends" was 3.1 and 3.0, respectively. See Note 2 "Non-Recurring Charges" on page 41 of the Company's 1996 Annual Report to Stockholders.

** In 1999, pretax income includes non-recurring charges of $440.8 million.
   Excluding the charges, the "ratio of earnings to fixed charges" and the "ratio of earnings to combined fixed charges and preferred stock dividends" were 3.6. See Note 3 "Non-Recurring Charges" on pages 49 and 50 of the Company's 1999 Annual Report to Stockholders.


For purposes of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings are adjusted to exclude interest capitalized. Fixed charges include interest on both long and short-term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), and a portion of non-cancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50% owned subsidiaries, whether or not ConAgra guarantees obligations of these subsidiaries.

For purposes of calculating the above ratio of earnings to combined fixed charges and preferred dividends, preferred stock dividend requirements (computed by increasing preferred stock dividends to an amount representing the pre-tax earnings which would be required to cover such dividend requirements) are combined with fixed charges as described above, and the total is divided into earnings as described above.

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